AmTrust Financial Services, Inc. Reports First Quarter 2016 Operating Earnings Per Diluted Share(1)(2) of $0.77 and Net Income Per Diluted Share(2) of $0.56
Book Value Per Common Share(2) of $14.35, Up 20% Since March 31, 2015
Financial Highlights
First Quarter 2016

•	Gross written premium of $1.93 billion, up 12% compared to $1.73 billion in the first quarter 2015

•	Net earned premium of $1.07 billion, up 13% from $0.95 billion in the first quarter 2015

•	Operating diluted EPS(1)(2) of $0.77 compared to $0.73 in the first quarter 2015

•	Diluted EPS(2) of $0.56 compared to $0.93 in the first quarter 2015

•	Annualized operating return on common equity(1) of 22.1% and annualized return on common equity of 16.2%

•	Service and fee income of $144.2 million, up 28% from $112.9 million in the first quarter 2015

•	Operating earnings(1) of $136.6 million compared to $121.4 million in the first quarter 2015

•	Net income attributable to common stockholders of $100.3 million compared to $154.7 million in the first quarter 2015

•	Combined ratio of 91.2% compared to 89.0% in the first quarter 2015

•	Weighted average diluted shares outstanding(2) of 177.9 million, up 7% compared to 166.9 million in the first quarter 2015

•	Book value per common share(2) of $14.35, up 20% from $12.00 at March 31, 2015

•	AmTrust's stockholders' equity was $3.14 billion as of March 31, 2016, up 8% compared to $2.91 billion as of December 31, 2015

NEW YORK, May 3, 2016 (GLOBE NEWSWIRE) -- AmTrust Financial Services, Inc. (Nasdaq:AFSI) ("the Company" or "AmTrust") today announced continued growth of operating earnings(1) and strong operating return on equity(1) for the first quarter of 2016.
For the first quarter 2016, operating earnings(1) were $136.6 million, or $0.77 per diluted share(2), compared to $121.4 million, or $0.73 per diluted share(2), in the first quarter of 2015. First quarter 2016 net income attributable to common stockholders was $100.3 million, or $0.56 per diluted share(2), compared to $154.7 million, or $0.93 per diluted share(2), in the first quarter 2015. First quarter 2016 annualized operating return on common equity(1) was 22.1% compared to 26.1% in the first quarter 2015. Annualized return on common equity was 16.2% for the first quarter of 2016 compared to 33.3% for the first quarter of 2015.
First Quarter 2016 Results
Total revenue was $1.28 billion, an increase of $0.16 billion, or 15%, from $1.11 billion in the first quarter 2015. Gross written premium was $1.93 billion, an increase of $0.20 billion, or 12%, from $1.73 billion in the first quarter of 2015. Net written premium was $1.22 billion, an increase of $0.18 billion, or 17%, compared to $1.04 billion in the first quarter 2015. Net earned premium was $1.07 billion, an increase of $0.12 billion, or 13%, from $0.95 billion in the first quarter 2015. The combined ratio was 91.2% compared to 89.0% in first quarter 2015.
In the first quarter 2016, changes in currencies resulted in a non-cash decrease in net income of $35.7 million, or $(0.20) per diluted share(2), compared to a $40.0 million increase, or $0.24 diluted per share(2), in the first quarter of 2015.
Total service and fee income of $144.2 million increased $31.3 million, or 28%, from $112.9 million in the first quarter of 2015 and included $20.2 million from related parties in the first quarter 2016 compared to $17.4 million in the first quarter 2015.

Investment income, excluding net realized gains and losses, totaled $49.4 million, an increase of 43% from $34.6 million in the first quarter of 2015. In addition, first quarter 2016 results included net realized investment gains of $8.0 million, or $5.2 million after-tax, on certain fixed income and equity investments compared with net realized investment gains of $15.7 million, or $10.2 million after-tax, in the first quarter of 2015.
Loss and loss adjustment expense totaled $715.1 million in the first quarter 2016, compared to $613.3 million in the first quarter 2015, and resulted in a loss ratio of 66.6% compared with 64.6% for the first quarter 2015.
Acquisition costs and other underwriting expense of $264.6 million increased $33.0 million from $231.7 million for the first quarter 2015. The expense ratio was 24.6% compared to 24.4% for the first quarter 2015. Ceding commissions, primarily related to the reinsurance agreements with Maiden Holdings, Ltd. ("Maiden"), totaled $138.4 million, up 17% from $118.7 million in the first quarter 2015.
Other expense of $128.2 million increased $29.7 million, or 30%, from $98.5 million in the first quarter 2015.
The effective tax rate was 20.5%, compared to 22.8% in the first quarter of 2015.
During the first quarter of 2016, the Company issued an aggregate of 143,750 shares of 7.75% Series E preferred stock, resulting in net proceeds of approximately $139 million.
Total assets of approximately $18 billion as of March 31, 2016 increased approximately $1 billion, or 8%, from approximately $17 billion at December 31, 2015. Total cash, cash equivalents and investments of $8.10 billion increased $0.90 billion, or 13%, from $7.20 billion as of December 31, 2015. AmTrust's stockholder's equity of $3.14 billion increased 8% from $2.91 billion at December 31, 2015.
During the first quarter of 2016, the Company repurchased 589,098 of its common shares for approximately $14.7 million at a weighted average price of $24.88 per share. Through the end of April 2016, the Company has repurchased 2,684,515 of its common shares for approximately $66.5 million at a weighted average price of $24.78 per share.
As of March 31, 2016, the Company's debt-to-capitalization ratio was 24.7%, compared with 25.8% as of December 31, 2015.
During the three months ended March 31, 2016, the Board of Directors declared cash dividends totaling $0.15 per share on its common stock and cash dividends on the following series of non-cumulative preferred stock:

Series	Rate	Dividend
A	6.750%	$0.421875
B	7.250%	$0.453125
C	7.625%	$0.476563
D	7.500%	$0.468750

Conference Call:
On May 3, 2016 at 10:00 AM ET, CEO & President Barry Zyskind and CFO Ron Pipoly will review these results and discuss business conditions via a conference call and webcast that may be accessed as follows:
Toll-Free Dial-in:   (877) 755-7421
Toll Dial-in (Outside the U.S):   (973) 200-3087
Conference ID: 926474420
Webcast registration: http://ir.amtrustgroup.com/events.cfm
A replay of the conference call will be available at approximately 1:00 PM ET Tuesday, May 3, 2016 through Tuesday, May 10, 2016 at 11:59 PM ET. To listen to the replay, please dial (855) 859-2056 (within the U.S.) or (404) 537-3406 (outside the U.S.) and enter replay passcode 92647420, or access http://ir.amtrustgroup.com/events.cfm.
About AmTrust Financial Services, Inc.
AmTrust Financial Services, Inc., a multinational insurance holding company headquartered in New York City, offers specialty property and casualty insurance products, including workers' compensation, commercial automobile, general liability and extended service and warranty coverage through its primary insurance subsidiaries rated “A” (Excellent) by A.M. Best. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at (855) 327-2223.
Forward Looking Statements
This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, the amounts, timing and prices of any share repurchases made by us under our share repurchase program, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd., National General Holding Corp., ACP Re, Ltd., breaches in data security or other disruptions with our technology, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statements except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q.

AFSI-F

CONTACT:	AmTrust Financial Services, Inc.

SVP Investor Relations
Elizabeth Malone, CFA
beth.malone@amtrustgroup.com
(646) 458-7924

AmTrust Financial Services, Inc. Income Statement (in thousands, except per share data) (Unaudited)

	Three Months Ended March 31,
	2016	2015
Gross written premium	$1,933,074	$1,731,136

Net written premium	$1,220,679	$1,043,189
Change in unearned premium	(146,397)	(93,812)
Net earned premium	1,074,282	949,377

Service and fee income	144,201	112,886
Net investment income	49,415	34,573
Net realized and unrealized gain on investments	7,975	15,653
Other revenue	201,591	163,112
Total revenue	1,275,873	1,112,489
Loss and loss adjustment expense	715,073	613,283
Acquisition costs and other underwriting expense	264,634	231,676
Other expense	128,186	98,457
Total expense	1,107,893	943,416
Income before other income (expense), provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	167,980	169,073
Other income (loss):
Interest expense	(17,700)	(10,255)
Loss on extinguishment of debt	—	(4,714)
Gain on life settlement contracts net of profit commission	10,730	11,373
Foreign currency (loss) gain	(35,673)	39,954
Total other (loss) income	(32,965)	36,358
Income before provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	135,015	205,431
Provision for income taxes	27,726	46,812
Equity in earnings of unconsolidated subsidiaries (related parties)	5,776	5,529
Net income	113,065	164,148
Redeemable non-controlling interest and non-controlling interest	(4,017)	(4,083)
Net income attributable to AmTrust stockholders	$109,048	$160,065
Dividends on preferred stock	(8,791)	(5,369)
Net income attributable to AmTrust common stockholders	$100,257	$154,696
Operating earnings(1) attributable to AmTrust common stockholders	$136,604	$121,426

AmTrust Financial Services, Inc. Income Statement (in thousands, except per share data) (Unaudited)

	Three Months Ended March 31,
	2016	2015
Earnings per common share:
Basic earnings per share (2)	$0.57	$0.95
Diluted earnings per share (2)	$0.56	$0.93
Operating diluted earnings per share (1)(2)	$0.77	$0.73
Weighted average number of basic shares outstanding (2)	175,585	162,336
Weighted average number of diluted shares outstanding (2)	177,927	166,874
Combined ratio	91.2%	89.0%
Return on equity	16.2%	33.3%
Operating return on equity (1)	22.1%	26.1%
Reconciliation of net realized gain (loss):
Other-than-temporary investment impairments	$—	$(1,016)
Impairments recognized in other comprehensive income	—	—
	—	(1,016)
Net realized gain on sale of investments	7,975	16,669
Net realized gain	$7,975	$15,653

AmTrust Financial Services, Inc. Balance Sheet Highlights (in thousands, except book value per common share) (Unaudited)

	March 31, 2016	December 31, 2015
Cash, cash equivalents and investments	$8,101,169	$7,199,535
Premium receivables	2,376,689	2,115,653
Goodwill and intangible assets	787,557	800,045
Loss and loss adjustment expense reserves	7,516,089	7,208,367
Unearned premium	4,290,528	4,014,728
Trust preferred securities	121,962	118,226
Convertible senior notes	166,898	165,361
6.125% Senior notes	247,979	247,911
7.25% Subordinated Notes due 2055	145,109	145,078
7.50% Subordinated Notes due 2055	130,600	130,572
Preferred stock	626,250	482,500
AmTrust's stockholders' equity	3,143,255	2,909,060
Book value per common share (2)	$14.35	$13.79

AmTrust Financial Services, Inc. Non-GAAP Financial Measures (in thousands, except per share data) (Unaudited)

	Three Months Ended March 31,
	2016	2015
Reconciliation of net income attributable to AmTrust common stockholders to operating earnings (1):
Net income attributable to AmTrust common stockholders	$100,257	$154,696
Less: Net realized gain on investments net of tax	5,184	10,174
Non-cash amortization of intangible assets	(10,612)	(10,590)
Non-cash interest on convertible senior notes net of tax	(1,537)	(1,554)
Loss on extinguishment of debt	—	(4,714)
Foreign currency transaction (loss) gain	(35,673)	39,954
Acquisition gain net of tax	6,291	—
Operating earnings (1) attributable to AmTrust common stockholders	$136,604	$121,426
Reconciliation of diluted earnings per share to diluted operating earnings per share (1)(2):
Diluted earnings per share	$0.56	$0.93
Less: Net realized gain on investments net of tax	0.03	0.06
Non-cash amortization of intangible assets	(0.07)	(0.06)
Non-cash interest on convertible senior notes net of tax	(0.01)	(0.01)
Loss on extinguishment of debt	—	(0.03)
Foreign currency transaction (loss) gain	(0.20)	0.24
Acquisition gain net of tax	0.04	—
Operating diluted earnings per share (1)(2)	$0.77	$0.73
Reconciliation of return on common equity to operating return on common equity:
Return on common equity	16.2%	33.3%
Less: Net realized gain on investments net of tax	0.8%	2.2%
Non-cash amortization of intangible assets	(1.7)%	(2.3)%
Non-cash interest on convertible senior notes net of tax	(0.2)%	(0.3)%
Loss on extinguishment of debt net of tax	—%	(1.0)%
Foreign currency transaction (loss) gain	(5.8)%	8.6%
Acquisition gain net of tax	1.0%	—%
Operating return on common equity (1)	22.1%	26.1%

(1)
References to operating earnings, operating diluted EPS, and operating return on common equity are non-GAAP financial measures. Operating earnings ("Operating Earnings") is defined by the Company as net income attributable to AmTrust common stockholders less after-tax realized gain (loss) on investments, non-cash amortization of intangible assets, non-cash interest on convertible senior notes, net of tax, loss on extinguishment of debt, foreign currency transaction gain (loss), and acquisition gain, net of tax. Operating Earnings should not be considered an alternative to net income. Operating diluted earnings per share is defined by the Company as Operating Earnings divided by the weighted average diluted shares outstanding for the period and should not be considered an alternative to diluted earnings per share. Operating return on common equity is defined by the Company as Operating Earnings divided by the average common equity for the period and should not be considered an alternative to return on common equity. The Company believes Operating Earnings, operating diluted earnings per share, and operating return on common equity are more relevant measures of the Company's profitability because Operating Earnings, operating diluted earnings per share, and operating return on common equity contain the components of net income upon which the Company's management has the most influence and excludes factors outside management's direct control and non-recurring items. The Company's measure of Operating Earnings, operating diluted earnings per share, and operating return on common equity may not be comparable to similarly titled measures used by other companies.

(2)
On February 2, 2016, the Company's stock split on a two-for-one basis. As a result, the Company retrospectively adjusted all share and per share amounts in 2015 to reflect the impact of the stock split.

AmTrust Financial Services, Inc. Segment Information (in thousands, except percentages) (Unaudited)

	Three Months Ended March 31,
	2016	2015
Gross written premium
Small Commercial Business	$1,066,132	$901,119
Specialty Risk and Extended Warranty	529,446	470,870
Specialty Program	337,496	359,147
	$1,933,074	$1,731,136
Net written premium
Small Commercial Business	$624,528	$523,240
Specialty Risk and Extended Warranty	337,833	287,689
Specialty Program	258,318	232,260
	$1,220,679	$1,043,189
Net earned premium
Small Commercial Business	$504,094	$423,991
Specialty Risk and Extended Warranty	321,841	329,131
Specialty Program	248,347	196,255
	$1,074,282	$949,377
Loss Ratio:
Small Commercial Business	66.0%	64.7%
Specialty Risk and Extended Warranty	65.5%	63.4%
Specialty Program	69.0%	66.4%
Total	66.6%	64.6%
Expense Ratio:
Small Commercial Business	25.9%	25.9%
Specialty Risk and Extended Warranty	21.6%	21.3%
Specialty Program	26.2%	26.4%
Total	24.6%	24.4%
Combined Ratio:
Small Commercial Business	91.9%	90.6%
Specialty Risk and Extended Warranty	87.1%	84.7%
Specialty Program	95.2%	92.8%
Total	91.2%	89.0%